Exhibit 99.1

SUMMARY DESCRIPTION OF CYMER INCENTIVE BONUS PROGRAM

As amended on November 18, 2004

Participants’ Bonus Potential: Management, supervisors and individual contributors at specified grade levels are eligible to participate in the program.

All potential bonuses under the program are based on the participant’s actual base salary.  The bonus potential expressed as a percentage of base salary is as follows:

Chief Executive Officer (“CEO”)	120%
Chief Operating Officer	100%
Chief Financial Officer	80%
Executive Vice President	80%
Chief Accounting Officer	75%
President, Cymer Japan	75%
All other participants	7.5	% - 75%

Bonus Standards and Components: The program provides for potential quarterly and year-end bonus payments to participants based upon the following two standards:

•                  Annual financial performance of Cymer.

•                  Achievement by program participants of quarterly objectives (“quarterly component”)

The components of each participant’s potential bonus under the program are as follows:

CEO and Members of CEO Staff

•                  33.33% of the potential bonus is based on achievement of annual operating plan (“AOP”) operating income target (as a percentage of revenue).

•                  33.33% of the potential bonus is based on achievement of AOP revenue target.

•                  33.34% of the potential bonus is based on achievement of individual objectives, averaged over four quarters.

All Other Participants

•                  25% of the potential bonus is based on achievement of AOP operating income target (as a percentage of revenue).

•                  25% of the potential bonus is based on achievement of AOP revenue target.

•                  50% of the potential bonus is based on achievement of individual objectives, averaged over four quarters.

In the case of the two annual financial components of the program, bonuses are paid only if Cymer achieves more than 80% of the revenue and operating income targets.  For these two components, the bonus amounts are determined on a proportional basis.  For example, if Cymer were to achieve 80% of a performance target, no bonus for that component would be paid, while 90% achievement would result in a bonus equal to 50% of the potential bonus for that component, and 100% achievement would result in a bonus equal to 100% of the potential bonus for that component.  If achievement exceeds 100% of the performance target for a component, a 1.25 multiplier applies for calculating the bonus payment.  Bonus amounts for the operating income component may not exceed 200% of the potential bonus for this component.  Bonus amounts for the revenue component have no maximum.

The quarterly component of the program is based upon each participant’s performance review and achievement of quarterly objectives.  To receive the quarterly bonus under the program, a participant must accomplish at least 60% of his or her quarterly objectives.  Above 60% accomplishment, the bonus amounts are determined on a proportional basis up to a maximum of 100% of the potential bonus.  Cymer’s Board of Directors may approve the payment of quarterly bonuses, even if the financial performance components have not been achieved for a given quarter.